Exhibit 99.1

ICT GROUP FINANCIAL MEDIA CONTACT:	ICT GROUP INVESTOR CONTACT:
BERNS COMMUNICATIONS GROUP, LLC	MBS VALUE PARTNERS
Michael McMullan	Betsy Brod
212-994-4660	212-750-5800

ICT GROUP EXPANDS BOARD OF DIRECTORS

WITH THE APPOINTMENT OF EILEEN S. FUSCO

NEWTOWN, PA, FEBRUARY 23, 2009 — ICT GROUP, INC. (NASDAQ: ICTG), a leading global provider of customer management and business process outsourcing solutions, today announced the appointment of Eileen S. Fusco to its Board of Directors. Ms. Fusco will also serve on the Audit Committee of the Board. This appointment increases the size of the Board to seven members with five independent directors.

Ms. Fusco, 52, most recently served as Senior Partner of Financial Services for Deloitte & Touche (New York), where she advised several large global financial services institutions on a variety of financial transactions, industry issues and other cross-disciplinary initiatives. Ms. Fusco also held management positions on the Northeast Management Committee and Global Financial Services Tax Board for Deloitte & Touche, before retiring in 2007.

Previously, Ms. Fusco was Regional Tax Counsel for the Americas, for UBS AG, a leading global provider of wealth management and investment banking and securities services. She also formerly served as Chief Financial Officer of Twenty-First Securities Corporation, a boutique/specialty transaction management firm, as well as Managing Director of Global Tax for Kidder Peabody and Co.

“We are pleased to be expanding the Board with the appointment of Eileen, a proven business leader in the financial services industry,” commented John J. Brennan, Chairman and Chief Executive Officer of ICT GROUP. “With over 25 years of financial management and legal experience, we expect Eileen to be a strong addition to our Board of Directors and Audit Committee, bringing added value and perspective to our outsourced services business, today and in the future.”

In addition to ICT GROUP, Ms. Fusco currently serves on several boards, including MF Global Ltd., a leading intermediary offering customized solutions in global case, derivatives and related markets, Pro Mujer International and the Greater New York City Affiliate of Susan G. Komen for the

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ICT GROUP EXPANDS BOARD OF DIRECTORS WITH THE APPOINTMENT OF EILEEN S. FUSCO

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Cure. She holds a Master of Law degree, with a focus on taxation, from New York University School of Law; an MBA in Accounting from the Rutgers Graduate School of Management; a JD from the Rutgers School of Law, and a BA from Douglas College.

About ICT GROUP:

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of customer management and business process outsourcing solutions. The Company provides a comprehensive mix of customer care/retention, up-selling/cross-selling, technical support and database marketing as well as e-mail management, data entry, collections, claims processing and document management services, using its global network of onshore, near-shore and offshore operations. ICT GROUP also provides interactive voice response (IVR) and advanced speech recognition solutions as well as hosted Customer Relationship Management (CRM) technologies, available for use by clients at their own in-house facility or on a co-sourced basis in conjunction with the Company’s fully integrated contact center operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

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